Exhibit 10.83

	(This Space Reserved for Filing Stamp	)

ASSIGNMENT OF OIL AND GAS LEASE

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, Michael Griffin 1539 CR 241, Cameron, TX 76520 hereinafter called Assignor (whether one or more), for and in consideration of One Dollar ($1.00) the receipt whereof is hereby acknowledged, does hereby sell, assign, transfer and set over unto H. Hal McKinney 627 N. Main, Rockdale, Tx. 76567

(hereinafter called Assignee) 100% interest, subject to the overriding royalty reservation hereinafter set out, in and to the oil and gas lease dated September 22, 2000, 19     , from

A. A. McVoy, Jr., Rockdale, TX 76567, lessor          to Michael Griffin, 1539 CR 241, Cameron, TX 76520, lessee          recorded in book 829, page 467 insofar as said lease covers the following described land in Milam County, State of Texas:

Being 110 acres, more or less, out of the T. J., Chambers Survey A-7, and being more fully described in an Oil and Gas Lease recorded in Volume 149, Page 204 of the Deed Records of Milam County, Texas.

of Section XXX Township XXX Range XXX and containing 110 acres, more or less together with the rights incident thereto and the personal property thereon, appurtenant thereto, or used or obtained in connection therewith.

In the event the assignee herein shall elect to not pay the rental due under the lease herein assigned, Assignee agrees, at least thirty days prior to any such rental data, to tender to the Assignor herein an assignment, without warranty of title, of all of the interest herein assigned.

The Assignor herein hereby expressly excepts, reserves, and retains title to an undivided 31/3% of 8/8ths of all oil, gas, and casinghead gas produced, saved, and marketed from the above described land under the provisions of the aforesaid lease, or any extension or renewal thereof, as an overriding royalty, free and clear of any cost and expense of the development and operation thereof, excepting taxes applicable to said interest and the production therefrom.

If Assignor’s interest in the above described oil and gas lease is less than the entire interest, or if said oil and gas lease covers lees than the entire fee title, then the above overriding royalty interest shall be reduced proportionately.

And for the same consideration the Assignor covenants with the Assignee, its or his heirs, successors, or assigns: That the Assignor is the lawful owner of and has good title to the interest above assigned in and to said lease, estate, rights, and property, free and clear from all liens, encumbrances or adverse claims; That said lease is a valid and subsisting lease on the land above described, and all rentals and royalties due thereunder have been paid and all conditions necessary to keep the same in full force have been duly performed, and that the Assignor will warrant and forever defend the same against all persons whomsoever, lawfully claiming or to claim the same.

All of the provisions of this assignment shall be available to and binding upon the respective heirs, executors, administrators, successors, and assigns of the Assignor and Assignee herein.

EXECUTED, This 8th day of March.

/s/ Michael Griffin	/s/ H. Hal McKinney
Michael Griffin

STATE OF TEXAS xxx FOR INDIVIDUAL xxx

COUNTY OF MILAM

Before me, the undersigned, a Notary Public, within and for said County and State, on this 8th day of March, 2001 personally appeared Michael Griffin and Hal McKinney to me personally known to be the identical person___ who executed the within and foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act COPY CUT-OFF

_____________________ 88 (7-69) Paid Up	xxxxxxxxx
______ 640 Acres Pealing Provision	xxxxxxxxx

OIL, GAS AND MINERAL LEASE

THIS AGREEMENT made this 3rd, day of March 2001 xx

Lee W. McLane

Lessor (whether one or more), whose address is: 2210 Marsh Lane 507, Carrolton, Texas 75006 and H. Hal McKinney 627 N. Main, Rockdale, Texas 76567, Lessee, WITNESSETH:

1. Lessor, in consideration of Ten and No/100 Dollars, receipt of which is hereby acknowledged, and of the covenants and agreements of lessee hereinafter contained, does hereby grant, lease and let unto lessee the land covered hereby for the purposes and with the exclusive right of exploring, drilling, mining and operating for, producing and owning oil, gas, sulphur and all other minerals (whether or not similar to those mentioned), together with the right to make surveys on said land, lay pipe lines, establish and utilize facilities for surface or subsurface disposal of salt water, construct roads and bridges, dig canals, build tanks, power stations, telephone lines, employee houses and other structures on said land, necessary or useful in lessee’s operations in exploring, drilling for, producing, treating, storing and transporting minerals produced from the land covered hereby or any other land adjacent thereto. The land covered hereby, herein called “said land”, is located in the County of Milam, State of Texas, and is described as follows:

Being the same lands described in a Oil, Gas, and Mineral Lease dated Feb. 13, 1919 between L. Lewis and R.L. Hale, recorded in Volume 149, Page 204, of the Deed Records of Milam County, Texas.

This lease also covers and includes, in addition to that above described, all land, if any, contiguous or adjacent to or adjoining the land above described and (a) owned or claimed by lessor by limitation, prescription, possession, reversion or unrecorded instrument or (b) as to which lessor has a preference right of acquisition. Lessor agrees to COPY CUT-OFF any supplemental instrument requested by lessee for a more complete or accurate description of said land. For the purpose of determining the amount of any bonus or other payment hereunder, said land shall be deemed to contain 110 acres, whether actually containing more or less, and the above recital of acreage in any tract shall be deemed to be the true acreage thereof. Lessor accepts the bonus as lump sum consideration for this lease and all rights and options hereunder.

2. Unless sooner terminated or longer kept in force under other provisions hereof, this lease shall remain in force for a term of xxxxxxxx the date hereof, hereinafter called “primary term”, and as long thereafter as operations, as hereinafter defined, are conducted upon said land with no xxxxx for more than ninety (90) consecutive days.

3. As royalty, lessee covenants and agrees: (a) To deliver to the credit of lessor, in the pipe line to which lessee may connect its wells, the equal one-eighth part of all oil produced and saved by lessee from said land, or from time to time, at the option of lessee, to pay lessor the average posted market price of such one-eighth part of such oil at the wells as of the day it is run to the pipe line or storage tanks, lessor’s interest, in either case, to bear one-eighth of the cost of treating oil to render it marketable pipe line oil; (b) To pay lessor on gas and casinghead gas produced from said land (1) when sold by lessee, one-eighth of the amount realized by lessee, computed at the mouth of the well, or (2) when used by lessee off said land or in the manufacture of gasoline or other products, the market value, at the mouth of the well, of one-eighth of such gas and casinghead gas; (c) To pay lessor on all other minerals mined and marketed or utilized by lessee from said land, one-tenth either in kind or value at the well or mine at lessee’s election, except that on sulphur mined and marketed the royalty shall be one dollar ($1.00) per long ton. If, at the expiration of the primary term or at any time or times thereafter, there is any well on said land or on lands with which said land or any portion thereof has been pooled, capable of producing oil or gas, and all such wells are shut-in, this lease shall, nevertheless, continue in force as though operations were being conducted on said land for so long as said wells are shut-ins, and thereafter this lease may be continued in force as if no shut-in had occurred, Lessee covenants and agrees to use reasonable diligence to produce, utilize, or market the minerals capable of being produced from said wells, but in the exercise of such diligence, lessee shall not be obligated to install or furnish facilities other than well facilities and ordinary lease facilities xxxx lines, separator, and lease tank, and shall not be required to settle labor trouble or to market gas upon terms unacceptable to lessee. If, at any time or times after the expiration of the primary term, all such wells are shut-in for a period of ninety consecutive days, and during such time there are no operations on said land, then at or before the expiration of said ninety day period, lessee shall pay or tender, by check or draft of lessee, as royalty, a sum equal to one dollar ($1.00) for each acre of land then covered hereby. Lessee shall make like payments or tenders at or before the end of each anniversary of the expiration of said ninety day period if upon such anniversary this lease is being continued in force solely by reason of the provisions of this paragraph. Each such payment or tender shall be made to the parties who at the time of payment would be entitled to receive the royalties which would be paid under this lease if the wells were producing, and may be deposited in the N.B.C Bank at Rockdale, Texas, or its successors, which shall continue as the depositories, regardless of changes in the ownership of shut-in royalty. If at any time that lessee pays or tenders shut-in royalty, two or more parties are, or claim to be, entitled to receive same, lessee may, in lieu of any other method of payment herein provided, pay or tender such shut-in royalty, in the manner above specified, either jointly to such parties or separately to each in accordance with their xxxx xxxx thereof, as lessee may elect. Any payment hereunder may be made by check or draft of lessee deposited in the mail or delivered to the party entitled to receive payment or to a depository bank provided for above on or before the last date for payment. Nothing herein shall impair lessee’s right to release as provided in paragraph 5 hereof. In the event of assignment of this lease in whole or in part, liability for payment hereunder shall rest exclusively on the then owner or owners of this lease, severally as to acreage owned by each.

4. Lessee is hereby granted the right, at its option, to pool or unitize any land covered by this lease with any other land covered by this lease, and/or with any other land, lease, or leases, as to any or all minerals or horizons, so as to establish units containing not more than 80 surface acres, plus 10% acreage tolerance; provided, however, units may be established as to any one or more horizons, or existing units may be enlarged as to any one or more horizons, so as to contain not more than 640 surface acres plus 10% acreage tolerance, if limited to one or more of the following: (1) gas, other than casinghead gas, (2) liquid hydrocarbons (condensate) which are not liquids in the subsurface reservoir, (3) minerals produced from wells classified as gas wells by the conservation agency having jurisdiction. If larger units than any of those herein permitted, either at the time established, or after enlargement, are required under any governmental rule or order, for the drilling or operation of a well at a regular location, or for obtaining maximum allowable from any well to be drilled, drilling, or already drilled, any such unit may be established or enlarged to conform to the size required by such governmental order or rule. Lessee shall exercise said option as to each desired unit by executing an instrument identifying such unit and filing it for record in the public office in which this lease is recorded. Each of said options may be exercised by lessee at any time and from time to time while this lease is in force, and whether before or after production has been established either on said land, or on the portion of said land included in the unit, or on other land unitized therewith. A unit established hereunder shall be valid and effective for all purposes of this lease even though there may be mineral, royalty, or leasehold interests in lands within the unit which are not effectively pooled or unitized. Any operations conducted on any part of such unitized land shall be considered, for all purposes, except the payment of royalty, operations conducted upon said land under this lease. There shall be allocated to the land covered by this lease within each such unit (or to each separate tract within the unit if this lease covers separate tracts within the unit) that proportion of the total production of unitized minerals from the unit, after deducting any used in lease or unit operations, which the number of surface acres in such land (or in each such separate tract) covered by this lease within the unit bears to the total number of surface acres in the unit, and the production so allocated shall be considered for all purposes, including payment or delivery of royalty, overriding royalty and any other payments out of production, to be the entire production of unitized minerals from the land to which allocated in the same manner as though produced therefrom under the terms of this lease. The owner of the reversionary estate of any term royalty or mineral estate agrees that the accrual of royalties pursuant to this paragraph or of shut-in royalties from a well on the unit shall satisfy any limitation of term requiring production of oil or gas. The formation of any unit hereunder which includes land not covered by this lease shall not have the effect of exchanging or transferring any interest under this lease (including, without limitation, any shut-in royalty which may become payable under this lease) between parties owning interests in land covered by this lease and parties owning interests in land not covered by this lease. Neither shall it impair the right of lessee to release as provided in paragraph 5 hereof, except that lessee may not so release as to lands within a unit while there are operations thereon for unitized minerals unless all pooled leases are released as to lands within the unit. At any time while this lease is in force lessee may dissolve any unit established hereunder by filing for record in the public office where this lease is recorded a declaration to that effect, if at that time no operations are being conducted thereon for unitized minerals. Subject to the provisions of this paragraph 4, a unit once established hereunder shall remain in force so long as any lease subject thereto shall remain in force. If this lease now or hereafter covers separate tracts, no pooling or unitization of royalty interests as between any such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this lease but lessee shall nevertheless have the right to pool or unitize as provided in this paragraph 4 with consequent allocation of production as herein provided. As used in this paragraph 4, the words “separate tract” mean any tract with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the leased premises.

5. Lessee may at any time and from time to time execute and deliver to lessor or file for record a release or releases of this lease as to any part or all of said land or of any mineral or horizon thereunder, and thereby be relieved of all obligations, as to the released acreage or interest.

6. Whenever used in this lease the word “operations” shall mean operations for and any of the following: drilling, testing, completing, reworking, recompleting, deepening, plugging back or repairing of a well in search for or in an endeavor to obtain production of oil, gas, sulphur or other minerals, excavating a mine, production of oil, gas, sulphur COPY CUT-OFF